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EXHIBIT 4.5

NON-QUALIFIED STOCK OPTION AGREEMENT

        NON-QUALIFIED STOCK OPTION AGREEMENT dated as of the Grant Date (the "Grant Date") set forth on Schedule I hereto, between RUSH ENTERPRISES, INC., a Texas corporation (the "Company"), and the employee of the Company or of a subsidiary of the Company identified on Schedule I hereto (the "Employee").

        On the Grant Date the Company granted to the Employee the option or options hereinafter described and promptly thereafter notified the Employee of the grant of such option or options. The Options granted to the Employee hereunder are granted outside of and therefore shall not be subject to the terms and provisions of the Company's Long-Term Incentive Plan

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

        1.     Grant of Option.

          (a)   On the Grant Date, the Company irrevocably granted to the Employee, as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option (the "Option") to purchase all or any part of the aggregate number of shares of its Common Stock, par value $.01 per share (the "Common Stock"), set forth on Schedule I hereto, on the terms and conditions herein set forth.

          (b)   The Option is a non-statutory stock option which is not intended to be governed by section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

        2.     Terms.

          (a)   Exercise Price. The exercise price per share for the shares of Common Stock subject to the Option shall be the per share amount set forth in Schedule I hereto (the "Exercise Price").

          (b)   Vesting. Subject to the provisions of Section 4 of this Agreement, the Option shall become exercisable as to the portions of the aggregate number of shares covered by such Option as set forth on Schedule I hereto on and after each of the related dates during the term of such Option set forth on Schedule I hereto.

          (c)   Term and Conditions of Exercise. The Option shall be exercisable in whole at any time or in part from time to time during the term of such Option as to all or any of the shares then purchasable under such Option, but not as to less than the minimum number of shares stated on Schedule I hereto with respect to such Option (or the shares then purchasable under the Option if less than such minimum) at any one time.

          The term of the Option shall be for the number of years from the Grant Date set forth on Schedule I hereto or such shorter period of time as is described in Section 4. In no event shall the term of the Option exceed ten years from the Grant Date.

          Except as provided in Section 4, the Option shall not be exercisable unless the Employee shall, at the time of exercise, be an employee of the Company or of a subsidiary of the Company. The holder of such Option shall have none of the rights of a shareholder with respect to the shares subject to such Option until such shares are transferred to the holder upon the exercise of such Option.

        3.     Restrictions on Transfer. The Option shall not be assignable or transferrable by the Employee except by will or by the laws of descent and distribution, and subject to Section 4(a), such Option is exercisable, during the Employee's lifetime, only by the Employee. The designation of a beneficiary by the Employee shall not constitute a transfer. More particularly (but without limiting the generality of the foregoing), such Option may not be assigned, transferred (except as aforesaid), pledged or encumbered in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. In the event of any attempted assignment, transfer, pledge, encumbrance or other disposition of such Option contrary to the provisions hereof, or the levy of any attachment or similar process upon such Option, such Option shall be null and void and of no further effect.

        4.     Status of Option Upon Certain Events. If the Employee's employment shall terminate prior to the complete exercise of the Option, then such Option shall thereafter be exercisable solely to the extent provided in paragraphs (a) through (d) of this Section 4; provided, however, that (i) such Option may not be exercised after the scheduled expiration date and (ii) if the Employee's employment terminates for any reason other than as contemplated by paragraphs (a), (b) or (d) of this Section 4, the Option shall remain exercisable for a period of 30 days following such termination (but in no event shall such period extend beyond the scheduled expiration of such Option) at which time such Option shall immediately terminate and be forfeited, but only for the number of shares for which such Option shall have vested as provided on Schedule I hereto as of the date of such termination.

          (a)   Death or Disability or Retirement. If the Employee shall die, be subject to Disability (as defined in Section 22(e)(3) of the Code) while employed by the Company or a subsidiary or retire (as such term is used in any of the Company's pension plans), the Option (unless previously terminated pursuant to paragraph (b) of this Section 4 below) may be exercised as follows: (i) in the case of death, in full for the aggregate number of shares covered thereby by the legatee or legatees of such Option under the Employee's last will, or by the personal representatives or distributees of the Employee, at any time within a period of one year after the Employee's death, but in no event after the expiration of such Option set forth in Section 2(c); (ii) in the case of Disability while employed by the Company or a subsidiary, in full for the aggregate number of shares covered thereby by the Employee or by the personal representatives of the Employee if the Employee is unable to act for himself or herself, at any time within a period of one year after the Employee ceases to be an employee of the Company or one of its subsidiaries, but in no event after the expiration of such Option set forth in Section 2(c) herein; and (iii) in the case of retirement, for the number of shares for which such Option shall have vested as provided on Schedule I hereto as of the date of such retirement by the Employee or by the personal representatives of the Employee if the Employee is unable to act for himself or herself, at any time, but in no event after the expiration of the Option set forth in Section 2(c) herein.

          (b)   Termination with Cause. If the Employee's employment with the Company or a subsidiary shall be terminated by the Company or such subsidiary for "cause" (as defined below) prior to the exercise of any part of the Option, then such Option held by the Employee shall immediately terminate and be forfeited unless the Compensation Committee (the "Committee"), in its sole discretion, shall otherwise determine. For this purpose, termination for "cause" shall have the meaning established by the Committee or, in the absence thereof, shall include but not be limited to, termination for insubordination, dishonesty, incompetence, moral turpitude, unauthorized disclosure of confidential information of the Company, other misconduct of any kind or Employee's refusal to perform the duties and responsibilities of his or her position for any reason other than illness or incapacity.

          (c)   Change in Employment. The Option shall not be affected by any change of employment (or by any temporary leave of absence approved by the Committee or by the Board itself), so long as the Employee continues to be in the employ of the Company or of a subsidiary of the Company.

          (d)   Change in Control. If there is a "change in control" (as defined hereinbelow) of the Company prior to the exercise of any part of the Option, then the Option may be exercised for the full number of shares issuable pursuant to the Option at any time within a period of ninety (90) days after the later of (i) the date on which the Employee ceases to be an employee of the Company or any Affiliate or (ii) the date of the occurrence of the "change in control" of the Company, but in no event after the scheduled expiration date of the Option. A "change of control" shall be deemed to have occurred if (i) any "Person" (as such term is used in Sections

  13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than W. Marvin Rush is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, or (ii) at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Company's Board of Directors shall cease to consist of "continuing directors" (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction), or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all or substantially all of the Company's assets.

        5.     Adjustments. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Common Stock outstanding, without receiving compensation for it in money, services or property, then (a) the number, class, and per share price of shares of Common Stock subject to the Option shall be appropriately adjusted in such a manner as to entitle the Employee to receive upon exercise of the Option, for the same aggregate cash consideration, the equivalent total number and class of shares he would have received had he exercised his Option in full immediately prior to the event requiring the adjustment; and (b) the number and class of shares of Common Stock then reserved to be issued to the Employee under the Option shall be adjusted by substituting for the total number and class of shares of Common Stock then reserved, that number and class of shares of Common Stock that would have been received by the Employee of an equal number of outstanding shares of each class of Common Stock as the result of the event requiring the adjustment. Such adjustment shall be made by the Board of Directors of the Company, whose determination in that respect shall be final, binding and conclusive.

        If while the Option remains unexercised (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company immediately prior to such merger, consolidation or other reorganization), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than an entity wholly-owned by the Company), or (iii) the Company is to be dissolved and liquidated (each such event is referred to herein as a "Corporate Change"), then no later than ten days after the approval by the stockholders of the Company of such Corporate Change, the Committee, acting in its sole and absolute discretion without the consent or approval of the Employee, shall act to effect one or more of the following alternatives:

  (1)
  accelerate the time at which the Option may be exercised so that the Option may be exercised in full for a period of thirty (30) days before such Corporate Change, after which 30-day period the Option and all rights of the Employee thereunder shall terminate,

  (2)
  require the mandatory surrender to the Company by the Employee of the Option (irrespective of whether the Option is then exercisable under the provisions of this Non-Qualified Stock Option Agreement) as of the date of such Corporate Change in which event the Committee shall thereupon cancel the Option and the Company shall pay to the Employee an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of the Company in connection with such Corporate Change over the exercise price(s) under the Option for such shares,

  (3)
  have the Option (whether vested or unvested) assumed or have a new option substituted for the Option (whether vested or unvested) by an entity which is a party to the transaction resulting in such Corporate Change,

  (4)
  provide that the number and class of shares of Common Stock covered by the Option (whether vested or unvested) theretofore granted shall be adjusted so that the Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Employee would have been entitled pursuant to the terms of the agreement and/or plan relating to such Corporate Change if, immediately prior to such Corporate Change, the Employee had been the holder of record of the number of shares of Common Stock then covered by the Option, or

  (5)
  make any adjustments to the Option as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole and absolute discretion that no such adjustment is necessary).

        6.     Payment; Method of Exercise. Payment of the purchase price of the shares of Common Stock subject to the Option may be made in any combination of cash or whole shares of Common Stock already owned by the Employee. Subject to the terms and conditions of this Agreement, such Option may be exercised by written notice to the Company at its principal office, attention of the Secretary. Such notice shall (a) state the election to exercise such Option, the number of shares in respect of which it is being exercised and the manner of payment for such shares and (b) be signed by the person or persons so exercising such Option and, in the event such Option is being exercised pursuant to Section 4 by any person or persons other than the Employee, accompanied by appropriate proof of the right of such person or persons to exercise such Option. Such notice shall either (i) be accompanied by payment of the full purchase price of such shares, in which event the Company shall issue and deliver a certificate or certificates representing such shares as soon as practicable after the notice is received, or (ii) fix a date (not more than 10 business days from the date of such notice) for the payment of the full purchase price of such shares at the Company's principal office, against delivery of a certificate or certificates representing such shares. Cash payments of such purchase price shall, in case of clause (i) or (ii) above, be made by cash or check payable to the order of the Company. Common Stock payments (valued at the closing market price on the date of exercise, as determined by the Committee), shall be made by delivery of stock certificates in negotiable form. All cash and Common Stock payments shall, in either case, be delivered to the Company at its principal office, attention of the Secretary. If certificates representing Common Stock are used to pay all or part of the purchase price of the shares of Common Stock subject to the Option, a replacement certificate shall be delivered by the Company representing the number of shares delivered but not so used, and an additional certificate shall be delivered representing the additional shares to which the holder of such Option is entitled as a result of the exercise of such Option. The certificate or certificates for the shares as to which such Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered as aforesaid to or upon the written order of the person or persons exercising such Option. All shares issued as provided herein will be fully paid and nonassessable.

        7.     Administration. The Committee shall have the power to interpret this Agreement. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Employee, the Company and all other interested persons.

        8.     Taxes. The Company shall have the right to deduct or withhold, or require the person exercising the Option to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including such person's FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of the Option.

        9.     Reserves, Etc. Shares of Common Stock delivered upon the exercise of the Option shall, in the discretion of the Board or the Committee, be either shares of Common Stock heretofore or hereafter authorized and then unissued, or previously issued shares of Common Stock heretofore or hereafter acquired through purchase in the open market or otherwise, or some of each. The Company shall be under no obligation to reserve or to retain in its treasury any particular number of shares of Common Stock at any time, and no particular shares, whether unissued or held as treasury shares, shall be identified as those covered by an Option granted hereunder.

        10.   No Right to Continued Employment. Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Employee at any time for any reason whatsoever, with or without cause.

        11.   General Restrictions.

          (a)   The Option shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or Federal law, or (ii) the consent or approval of any governmental regulatory body, or (iii) an agreement by the recipient of the Option granted pursuant to this Agreement with respect to the disposition of shares of Common Stock is necessary or desirable (in connection with any requirement or interpretation of any Federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such Option or the issuance, purchase or delivery of shares of Common Stock thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

          (b)   The Employee hereby (i) represents and warrants that any shares of Common Stock issued, transferred or delivered to, or acquired by, the Employee pursuant to this Agreement shall be acquired solely for the Employee's own account for investment, and not with a view to any distribution thereof that would violate the Securities Act of 1933 (the "Securities Act") or the applicable securities laws of any state, (ii) agrees that he or she will not distribute any such shares of Common Stock in violation of the Securities Act or the applicable securities laws of any state, and (iii) acknowledges that, unless notified to the contrary by the Company, such shares of Common Stock will not have been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration becomes or is available.

        12.   Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, except that any waiver of any term or condition of this Agreement must be in writing.

        The Committee shall have the authority to amend this Agreement; however, the Option may not be revoked or altered in a manner unfavorable to the holder without the written consent of the holder.

        13.   Governing Law. The laws of the State of Texas shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflict of laws.

        14.   Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

        15.   Notices. All notices or other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

    To the Employee:

        As set forth in Schedule I

    To the Company:

        Street Address:

        Rush Enterprises, Inc.
        555 IH-35 South, Suite 500
        New Braunfels, Texas 78130
        Attn:    Compensation Committee

        Mailing Address:

        Rush Enterprises, Inc.
        P. O. Box 34630
        San Antonio, Texas 78265
        Attention:    Compensation Committee

        16.   Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

        17.   Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation on construction of the Agreement. The singular form shall include the plural, when the context so indicates. In the event of an inconsistence between the terms of this Agreement and the terms of Schedule I hereto, the terms of Schedule I shall prevail.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Employee has hereunto set his or her signature, all as of the Grant Date.

RUSH ENTERPRISES, INC.
By:	/s/ W. MARVIN RUSH W. Marvin Rush, Chairman of the Board and Chief Executive Officer
/s/ J.M. LOWE, JR. Employee

SCHEDULE I

Employee Name:	J.M. Lowe, Jr.
Employee Address:	P. O. Box 34630, San Antonio, Texas 78265
Grant Date:	June 19, 2000
Shares of Common Stock underlying Option:	100,000
Option Term:	10 Years from Grant Date
Options Considered to be ISO's within the meaning of Section 422(b) of the Code:	Yes ☐ No ☒
Exercise Price Per Share:	$6.19
Vesting Schedule:	The Option shall be exercisable in full or in part on or after June 19, 2004.

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  EXHIBIT 4.5
NON-QUALIFIED STOCK OPTION AGREEMENT
SCHEDULE I